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                                                                    EXHIBIT 12.1

                    LANIER WORLDWIDE, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                     (Thousands of Dollars, Except Ratios)

                                                        YEAR ENDED
                                       ---------------------------------------------
                                       JULY 2,      JULY 3,     JUNE 27,    JUNE 30,
                                         1999        1998        1997        1996
                                       --------    --------    --------    ---------
EARNINGS:
Net Income...........................  $ 71,270    $ 62,797    $ 63,699    $ 57,272
Plus: Income Taxes...................    40,000      36,604      38,208      33,331
  Fixed Charges......................    37,943      21,861      19,856      20,371
                                       --------    --------    --------    --------
                                       $149,213    $121,262    $121,763    $110,974
                                       ========    ========    ========    ========
FIXED CHARGES:
Interest expense.....................  $ 22,692    $  8,236    $  8,797    $ 11,010
Plus: Portion of Rents Deemed
  Representative of the Interest
  Factor.............................    15,251      13,625      11,059       9,361
                                       --------    --------    --------    --------
                                       $ 37,943    $ 21,861    $ 19,856    $ 20,371
                                       ========    ========    ========    ========
RATIO OF EARNINGS TO FIXED CHARGES...      3.93        5.55        6.13        5.45
                                       ========    ========    ========    ========